AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BERRY PETROLEUM COMPANY

Reflecting all amendments through May 17, 2006

The undersigned, for the purposes of restating the Certificate of Incorporation of Berry Petroleum Company, originally filed with the Secretary of State of the State of Delaware on September 30, 1985, do execute this Amended and Restated Certificate of Incorporation pursuant to Section 245 of the Delaware General Corporation Law of the State of Delaware (“General Corporation Law”) and do hereby certify as follows:

First: The name of the Corporation is Berry Petroleum Company.

Second: The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19807, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

Fourth: (a) The total number of shares of stock which the Corporation shall have authority to issue is one hundred five million shares, consisting of one hundred million shares of Class A Common Stock (“Class A Stock”) having par value of $.01 per share, three million shares of Class B Stock having par value of $.01 per share, and two million shares of Preferred Stock having a par value of $.01 per share. The Class A Stock and Class B Stock are sometimes collectively referred to herein as the “Capital Stock.”

(b) Subject to all of the powers, preferences, and rights of Preferred Stock or any series thereof, dividends may be paid on the Capital Stock if, as, and when declared by the Board of Directors, out of any funds of the Corporation legally available for the payment of dividends. Each share of Capital Stock shall participate equally with each other, without preference or distinction, as to the payments of dividends (including stock dividends) and, subject to Paragraph (g) of this Article Fourth, other distributions made with respect to the Capital Stock.

(c) Each share of Class A Stock shall be entitled to one vote and each share of Class B Stock shall be entitled to 95% of one vote on all matters upon which the Capital Stock is entitled to vote. The Class A Stock and Class B Stock shall vote as a single class on all matters upon which the Capital Stock is entitled to vote.

(d) At all elections of directors of the Corporation, each stockholder shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he would be entitled to cast for the election of a director with respect to his shares of stock multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

(e) Each share of Class B Stock shall be convertible, at the option of the holder thereof, into one share of fully paid and nonassessable Class A Stock at any time after December 31, 1990 or, prior to January 1, 1991, during the period commencing as of the date of the first announcement of and ending as of the date of the consummation of any of the following (provided that each such period shall in no event be less than 10 days):

(i) any proposed public offering of the Corporation’s Class A Stock;

(ii) any proposed merger, consolidation or other business reorganization or combination of the Corporation with or into any other corporation or entity (other than a transaction in which the Corporation is the surviving entity and the Corporation does not become a subsidiary of another corporation);

(iii) any proposed sale, lease, exchange, or other transfer or disposition of all or any substantial part of the assets of the Corporation or any of its subsidiaries;

(iv) any offer (pursuant to an offer to purchase, a solicitation of an offer to sell, or an invitation to make an offer to sell) or agreement, or a combination thereof, to acquire directly or indirectly shares of Class A Stock for cash, securities, or any other consideration where the shares which are the subject of the offer or agreement or the combination thereof, together with the offeror’s presently beneficially owned shares (calculated pursuant to Article Eighth, Paragraph (b)) will in the aggregate exceed 20% of the outstanding shares of Class A Stocks; or

(v) in the event that the liquidation preferences provided for in subparagraphs (g)(1)(i) and (ii) below shall cease to be applicable by virtue of the provisions of subparagraph (g)(1)(iv) below.

Before any holder of Class B Stock shall be entitled to convert the same into shares of Class A Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed at the principal executive office of the Corporation or of any transfer agent and shall give written notice to the Corporation at such office that the holder elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Stock a certificate or certificates for the number of shares of Capital Stock to which the holder shall be entitled as set forth above. Such conversion shall be deemed for all purposes to have been made, if made after December 31, 1990, immediately prior to the close of business on the date of such surrender of the shares of Class B Stock to be converted and, if made before January 1, 1991, upon the commencement of the conversion period referred to above, and the person or persons entitled to receive the shares of Class A Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Stock on such date.

If the Corporation shall subdivide its outstanding shares of Class A Stock into a larger number of shares or shall combine its outstanding shares of Class A Stock into a small number of shares, the shares of Class B Stock then outstanding shall likewise be subdivided or combined.

(f)(1) If at any time there is proposed to be presented to the stockholders of the Corporation for their approval (by vote at a meeting or by written consent) any matter (including without limitation a merger, sale of assets or reorganization involving the Corporation) the approval of which under then applicable law would require the vote or consent of the holders of Class A Stock and Class B Stock as separate classes, and the application of subparagraph (g)(1)(iv) below does not alter such class vote or consent requirement in such a way as to permit such matter to be duly approved by the holders of Class A Stock and Class B Stock voting together as a single class, then, in such event and effective as of the applicable record date for determination of stockholders entitled to vote upon or consent to such matter, each outstanding share of Class B Stock shall be converted automatically into one share of Class A Stock; provided, however, that the provisions of this subparagraph (f)(1) shall not apply to any proposal to amend this Certificate of Incorporation if the amendment would increase or decrease the aggregate number of authorized shares of Class A Stock or Class B Stock, increase or decrease the par value of Class A Stock or Class B Stock, or alter or change the powers, preferences or special rights of Class A Stock or Class B Stock so as to affect them adversely.

(2) Upon the occurrence of the event specified in subparagraph (f)(1) above, the outstanding shares of Class B Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Stock, the holders of Class B Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Class B Stock or Class A Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Stock into which the shares of Class B Stock surrendered were convertible on the date on which such automatic conversion occurred.

(g)(1) In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the assets and funds of the Corporation available for distribution to the stockholders of the Corporation shall be distributed as follows:

(i) The holders of Class B Stock shall be entitled to receive, prior and in preference to any distribution of any assets or funds of the Corporation to the holders of Class A Stock, an amount equal to $1.00 per share for each share of Class B Stock then outstanding (subject to adjustment in the event of any stock dividends, subdivisions, or combinations so that the aggregate liquidation preference of all shares of Class B Stock issued and outstanding immediately prior to any such stock dividend, subdivision, or combination shall be and remain the same immediately thereafter), plus an amount equal to any dividends declared but unpaid on the Class B Stock. If the assets and funds of the Corporation available for distribution to the holders of Class B Stock of the Corporation shall be insufficient to permit the payment of the full preferential amount set forth above, then all of the assets and funds of the Corporation available for distribution to the holders of Class B Stock shall be distributed to the holders of Class B Stock pro rata based on their holdings of Class B Stock.

(ii) After distribution to the holders of Class B Stock of the amounts set forth in subparagraph (g)(1)(i) above, the holders of Class A Stock shall be entitled to receive, prior and in preference to any additional distribution of any assets or funds of the Corporation to the holders of Class B Stock and Class A Stock as provided in paragraph (g)(1)(iii) below, an amount equal to $1.00 per share for each share of Class A Stock then outstanding (subject to adjustment in the event of any stock dividends, subdivisions, or combinations so that the aggregate liquidation preference of all shares of Class A Stock issued and outstanding immediately prior to any such stock dividend, subdivision, or combination shall be and remain the same immediately thereafter), plus an amount equal to any dividends declared but unpaid on the Class A Stock. If the assets and funds of the Corporation available for distribution to the holders of the Class A Stock shall be insufficient to permit the full payment of the preferential amount set forth in this subparagraph (g)(1)(ii), then all of the assets and funds available for distribution to the holders of Capital Stock, after payment to the holders of Class B Stock of the preferential payment set forth in subparagraph (g)(1)(i).above, shall be distributed to the holders of Class A Stock pro rata based on their holdings of Class A Stock.

(iii) After distribution of the amounts set forth in subparagraphs(g)(1)(i) and (ii) above, the remaining assets and funds of the Corporation available for distribution to the holders of Class A Stock and Class B Stock shall be distributed to the holders of shares of Class A Stock and Class B Stock pro rata on the basis of the total number of shares of Class A Stock and Class B Stock outstanding with each share of Class A Stock and Class B Stock being treated equally.

(iv) Notwithstanding the provisions of subparagraphs (g)(1)(i) and (ii) above, if at any time there is proposed to be presented to the stockholders of the Corporation for their approval (by vote at a meeting or by written consent) any matter (including without limitation a merger, sale of assets or reorganization involving the Corporation) the approval of which under then applicable law would require the vote or consent of the holders of Class A Stock and Class B Stock as separate classes, but such class vote or consent would not be so required if the liquidation preferences provided for in subparagraphs (g)(1)(i) and (ii) were not applicable, then, in such event and effective on and after the applicable record date for determination of stockholders entitled to vote upon or consent to such matter, the liquidation preferences provided for in subparagraphs (g)(1)(i) and (ii) above shall cease to be applicable and the provisions of subparagraph (g)(1)(iii) shall thereafter govern all distributions to stockholders in the event of any liquidation, dissolution, or winding up; provided, however, that the provisions of this subparagraph (g)(1)(iv) shall not apply to any proposal to amend this Certificate of Incorporation if the amendment would increase or decrease the aggregate number of authorized shares of Class A Stock or Class B Stock, increase or decrease the par value of Class A Stock or Class B Stock, or alter or change the powers, preferences or special rights of Class A Stock or Class B Stock so as to affect them adversely.

(2) A merger, consolidation, or other business reorganization or combination of the Corporation with or into any other corporation or entity in which the Corporation shall not survive or shall become a subsidiary of another corporation or entity, or a sale, exchange, lease, or other transfer or disposition of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution and winding up for the purpose of this paragraph (g).

(3) If any of the assets of the Corporation are to be distributed other than in cash under this paragraph (g), then the Board of Directors of the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the holders of Stock.

(h) The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the voting to be included in each such series, and to fix the voting powers, designations, preferences and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, if any, of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) The number of shares constituting that series and the distinctive designation of that series;

(ii) The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) Whether that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different redemption dates;

(vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of the series, and, if so, the terms and amount of such sinking fund;

(vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) Any other voting powers, designations, preferences, rights and qualifications, limitations or restrictions of that series, including those dependent upon facts ascertainable outside the resolution or resolutions adopted by the Board of Directors providing for the issue of such series, provided that the manner in which facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series is clearly and expressly set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon.

Fifth: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The directors need not be elected by ballot unless required by the bylaws of the Corporation.

Sixth: The number of the directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the bylaws and may be increased or decreased as therein provided, but the number thereof shall not be more than twelve or less than nine; provided, however, that at any time the number of stockholders of the Corporation shall be three or less, the number thereof shall not be more than twelve or less than three.

Seventh: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws. The bylaws may be adopted, amended or repealed by the stockholders of the Corporation only by the affirmative vote of the holders of not less than 66-2/3% of the combined voting power of the outstanding shares of the Corporation entitled to vote thereon.

Eighth: (a) Except as set forth in paragraph (d) of this Article Eighth, the affirmative vote of the holders of at least 66-2/3% of the combined voting power of the outstanding shares of the Corporation entitled to vote in the election of directors shall be required to effect or validate:

(1) any merger, consolidation or other business reorganization or combination of the Corporation or any of its subsidiaries with or into any other corporation;

(2) any sale, lease, exchange or other disposition of all or any substantial part of the assets of the Corporation or any of its subsidiaries to any other corporation, person or other entity; or

(3) any sale, lease, exchange or other disposition to the Corporation or any of its subsidiaries of any assets, cash securities or other property of any other corporation, person or other entity (except assets, cash, securities or other property having an aggregate fair market value of less than $1,000,000) in exchange for voting securities (or securities convertible into voting securities or options, warrants, or rights to acquire voting securities or securities convertible into voting securities) of the Corporation or any of its subsidiaries, if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon, such other corporation, person or entity which is party to such a transaction is the beneficial owner, directly or indirectly of 5% or more of the combined voting power of the outstanding shares of the Corporation entitled to vote in elections of directors. Such affirmative vote shall be in addition to any vote of the holders of the shares of the Corporation otherwise required by law, this Certificate of Incorporation or any agreement between the Corporation and any national securities exchange.

(b) For purposes of Article Fourth, Paragraph (e)(iv) and this Article Eighth, any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of the Corporation which:

(1) it owns directly, whether or not of record;

(2) it has the right to acquire pursuant to any agreement or understanding or upon the exercise of conversion rights, warrants or options or otherwise;

(3) are beneficially owned, directly or indirectly (including shares deemed to be owned through application of clause (2) above), by an “affiliate” or “associate” as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on January 1, 1985; or

(4) are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (2) above), by any other corporation, person or entity with which it or its “affiliate” or “associate” has any agreement or arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of the Corporation. For the purpose of determining whether a corporation, person or entity is the beneficial owner of 5% or more of the combined voting power of the outstanding shares of the Corporation entitled to vote in elections of directors, the outstanding shares of the Corporation shall include shares not in fact outstanding but deemed owned through the application of clauses (b)(2), (3) and (4) above, but shall not include any other shares which may be issuable pursuant to any agreement or upon the exercise of conversion rights, warrants or options or otherwise.

(c) The Board of-Directors shall have the power and duty to determine for the purposes of this Article Eighth, on the basis of information known to the Corporation whether:

(1) Such other corporation, person or other entity beneficially owns more than 5% or more of the combined voting power of the outstanding shares of the Corporation entitled to vote in the election of directors;

(2) A corporation, person or other entity is an “affiliate” or “associate” (as defined in paragraph (b) above) of another; and

(3) The assets, cash, securities or other property being acquired by the Corporation, or any subsidiary thereof, have an aggregate fair market value of less than $1,000,000.

Any such determination shall be conclusive and binding for all purposes of this Article Eighth.

(d) The provisions of this Article Eighth shall not apply to any transaction described in clauses (1), (2) or (3) of paragraph (a) above if:

(1) The Board of Directors of the Corporation has approved such transaction prior to the time that the other party thereto shall have become the beneficial owner of more than 5% of the combined voting power of the. outstanding shares of the Corporation entitled to vote in the election of directors; or

(2) A majority of the outstanding shares of all classes of stock entitled to vote in the election of directors of such other corporation, or a majority of the equity interest in any such other person or entity, is owned of record or beneficially, directly or indirectly, by the Corporation.

Ninth: To the fullest extent permitted by the Delaware General Corporation Law, a director of this Corporation shall not be liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as director.
Tenth: The Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware. Notwithstanding any other provision of this Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the combined voting power of the outstanding shares of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article Tenth, Paragraph (d) of Article Fourth, or Articles Sixth, Seventh, Eighth, or Ninth of this Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned hereby certify that this Amended and Restated Certificate of Incorporation has been adopted by a vote of the Directors and stockholders of the Corporation in accordance with Sections 242 and 245(b) of the General Corporation Law of the State of Delaware; that the foregoing Amended and Restated Certificate of Incorporation restates in its entirety the provisions of the Corporation’s Certificate of Incorporation filed on September 30, 1985, as amended; and hereby execute and acknowledge the foregoing Amended and Restated Certificate of Incorporation on this 17th day of May, 2006.

By: /s/ Kenneth A. Olson
Title: Secretary

ATTEST:/s/ Ralph J. Goehring
Title: Executive Vice-President and Chief Financial Officer